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                                                                    EXHIBIT 23.3

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

    We consent to the reference of our firm under the caption "Experts" in the Registration Statement (Form S-4) and the related Prospectus of K-III Communications Corporation dated on or about October 20, 1997 for the registration of 1,250,000 shares of its Series F Exchangeable Preferred Stock and $125,000,000 of its Class F Subordinated Exchange Debentures and to the incorporation by reference therein of our report dated February 16, 1996, with respect to the consolidated financial statements of Westcott Communications, Inc. included in K-III Communications Corporation's Current Report on Form 8-K dated June 14, 1996, both filed with the Securities and Exchange Commission.

                                          ERNST & YOUNG LLP

Dallas, Texas
October 20, 1997